Exhibit 6.15
                              AMENDED AND RESTATED
             STAND-STILL AGREEMENT, CANCELLATION OF INDEBTEDNESS AND
                       CANCELLATION OF CERTAIN AGREEMENTS

         THIS AMENDED AND RESTATED STAND-STILL AGREEMENT, CANCELLATION OF
INDEBTEDNESS AND CANCELLATION OF CERTAIN AGREEMENTS (this "Agreement") is entered into as of August 13, 2000, by and among Goltech Petroleum, LLC, a Texas limited liability company ("Goltech"), Teton Petroleum Company, a Delaware corporation ("Teton"), EuroGas, Inc., a Utah corporation ("EuroGas"), and Teton
Merger Subsidiary, Inc., a Utah corporation ("Merger Subsidiary").  Each of
Goltech, Teton, EuroGas and Merger Subsidiary is referred to herein as a
"Party;" collectively, these four companies are referred to as the "Parties."
Other capitalized terms not otherwise defined this Agreement shall have the same meaning ascribed to those terms in the Master Transaction Agreement (the "Master
Transaction Agreement"), dated as of April 5, 2000, by and among Goltech, Teton and EuroGas.

                                    Recitals
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         A.       The Parties have executed the Transaction Documents
contemplating a series of transactions generally related to the purchase by
EuroGas of an equity interest in Goltech, a loan by EuroGas to Teton in the amount of up to $4,000,000, and a merger between Merger Subsidiary and Teton.

         B.       The Transaction Documents have been subsequently amended,
modified or supplemented by a letter agreement by and among EuroGas, Teton and
Goltech, dated May 31, 2000; letter agreements between Teton and EuroGas, dated
June 22, 2000, July 7, 2000, July 9, 2000, and July 10, 2000; a Line of Credit
Promissory Note dated April 5, 2000 (the "New Note"), executed by Teton (which replaced and supplanted the Line of Credit Promissory Note dated April 5, 2000
["Old Note"], in which Goltech was the debtor); a Security Agreement dated July
31, 2000, executed by Teton (which replaced and supplanted the Security
Agreement dated April 5, 2000 ["Old Security Agreement"], in which Goltech was the debtor); a Revised Term Sheet concerning the proposed EuroGas-Teton merger
("Revised Term Sheet"), dated July 27, 2000 and executed by EuroGas and Teton;
a Stand-Still Agreement dated July 28, 2000, executed by EuroGas, Teton and
Goltech; a Mutual Release and Covenant Not to Sue ("Old Mutual Release") dated
July 28, 2000, executed by all of the Parties; a Termination Notice and
Agreement to Terminate ("First Termination Notice") among EuroGas, Teton and
Goltech dated August 4, 2000; and a Termination Notice and Agreement to
Terminate ("Second Termination Notice") among EuroGas, Teton and Goltech dated
August 15[sic], 2000.  The Transaction Documents, together with all amendments, modifications and supplements thereto of every kind and nature, whether oral or written and whether or not specifically identified in this Recital B, are referred to herein as "Amended Transaction Documents."

         C.       The Parties believe that it is in their mutual best interest to simplify and clarify their current contractual relationship; to permit each of the Parties to negotiate, execute and deliver such binding or non-binding agreements with third parties as such Party may deem appropriate for its own well-being and in its own individual best interest, notwithstanding any covenants or promises to the contrary which may be contained in any Amended
Transaction Document; to provide the ability for any Party unilaterally to terminate the Master Transaction Agreement and all transactions contemplated thereby; and to suspend all rights and obligations under the Amended Transaction
Documents until November 1, 2000.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.       The Parties' Relationship.

        a.  The Old Mutual Release, First Termination Notice and Second
Termination Notice are hereby rescinded, and shall have no legal effect.

        b.  The Master Transaction Agreement, as amended, modified or supplemented by (i) the letter agreement by and among EuroGas, Teton and
Goltech, dated May 31, 2000; (ii) the letter agreements between Teton and
EuroGas, dated June 22, 2000, July 7, 2000, and July 9, 2000; and (iii) this
Agreement, remains in full force and effect at the date hereof.

        c.  All indebtedness of Goltech and Teton to EuroGas, whether evidenced by the Old Note or by any other written note or oral agreement, has been cancelled by EuroGas and has been fully satisfied and discharged through Teton's delivery of the New Note.  The Old Note shall be marked "cancelled" and shall be returned by EuroGas to Teton no later than August 27, 2000.  In addition, all indebtedness of EuroGas to Goltech or Teton, whether evidenced in writing or by oral agreement, is hereby cancelled and discharged.

        d.  The New Note is hereby fully satisfied and discharged by the promise hereby made by Teton to deliver to EuroGas, no later than August  27, 2000, a certificate issued in the name of EuroGas evidencing 1,000,000 shares of Teton common stock.  The New Note shall be marked "cancelled" and shall be returned by
EuroGas to Teton no later than August 27, 2000.  Teton's failure timely to issue the shares or to deliver the certificate as required by this subsection 1.d shall not revive the New Note or in any way affect the full cancellation of all indebtedness evidenced by the New Note, but such failure shall afford EuroGas a right to seek and obtain specific performance of Teton's obligation to issue the shares and deliver the certificate as set forth in this clause 1.d.  EuroGas acknowledges that the issuance of the 1,000,000 Teton common shares is made in reliance upon Interpretation Note 1.5 of the Ontario Securities Commission and
that Teton must take reasonable precautions and implement appropriate restrictions to ensure that such shares are not distributed, or redistributed, into Ontario or to Ontario residents and that such securities come to rest outside Ontario, other than as provided in Interpretation Note 1.5 or as otherwise permitted by the Securities Act (Ontario).  EuroGas further represents that it is acquiring such shares for investment, and not with a view to resale, and that any resale in the United States must be in compliance with the
Securities Act of 1933 and applicable state securities laws.

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        e.  The Old Security Agreement and the New Security Agreement, together with all security interests granted by either instrument, are hereby fully released and terminated by EuroGas.

        f.  The Escrow Agreement dated March 14, 2000, among EuroGas, Teton and
Colorado State Bank and Trust is hereby terminated, and all property remaining in such escrow account shall be returned to EuroGas no later than August 27,
2000.  Teton shall be solely responsible for the payment of any remaining fees due Colorado State Bank and Trust, and shall be responsible for amounts which may be due Colorado State Bank and Trust Company in connection with the sale of any securities placed in such escrow account which were not owned of record by
EuroGas.

        g.  The Merger Agreement dated April 5, 2000 is not binding upon the
Parties, and no Party has any liability to any other Party thereunder.  Instead, the Parties shall, unless the Master Transaction Agreement and all transactions contemplated thereby are terminated prior to November 1, 2000 as permitted by
Section 3 below, commence good faith negotiations to negotiate a new merger agreement based upon the terms set forth in the Revised Term Sheet or such other terms as may then be agreed by the Parties.  All references in the Master
Transaction Agreement to the Merger Agreement shall conclusively be deemed references to such new merger agreement, and not to the Merger Agreement which is dated April 5, 2000 or to the Merger Agreement appended as Exhibit A to the
Master Transaction Agreement.

        h.  EuroGas has not purchased or otherwise acquired any equity interest, other than the 1,000,000 shares of Teton common stock to be delivered to EuroGas in accordance with subsection 1.d above, in Goltech or Teton as of the date hereof.  Other than the 1,000,000 shares of Teton common stock to be delivered to EuroGas in accordance with subsection 1.d above, EuroGas has no interest in or any claim to any equity interest in Teton or Goltech.

        i.  The Stand-Still Agreement dated July 28, 2000 is hereby amended, restated, and replaced by this Agreement.

        j.  The Parties represent and warrant, each to the other, that their entire agreement concerning the Amended Transaction Documents and all transactions contemplated thereby is now evidenced solely by this Agreement and by  the Master Transaction Agreement, as amended, modified or supplemented by (i) the letter agreement by and among EuroGas, Teton and Goltech, dated May
31, 2000; (ii) the letter agreements between Teton and EuroGas, dated June 22,
2000, July 7, 2000, and July 9, 2000; and (iii) this Agreement.  All other instruments and oral agreements or understandings, whether or not specifically identified in this Agreement, are hereby terminated by the Parties and rendered wholly without legal effect. This Agreement shall control in the event of any conflict or ambiguity between this Agreement and the Master Transaction
Agreement.

2.       Stand-Still.  Until November 1, 2000, the Parties shall take no further actions to consummate any transaction contemplated by the Master Transaction
Agreement, although any Party may continue such due diligence examinations as it

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may believe appropriate.  Without limiting the generality of the foregoing,
EuroGas shall have no obligation to provide any debt or equity financing to either Goltech or Teton unless and until the new merger agreement referred to in
Section 1.g has been negotiated, executed and delivered.

3.       Termination During Stand-Still Period. Notwithstanding anything to the contrary in the Master Transaction Agreement, any Party may terminate the Master
Transaction Agreement and all of the transactions contemplated therein at any time prior to November 1, 2000, by providing written notice of termination to the other Parties.  Such termination shall be immediate and conclusive upon the giving of the termination notice, and no Party shall thereafter have any liability under the Master Transaction Agreement to any other Party.  In addition, such termination shall terminate all obligations to pursue or continue good faith negotiations in connection with the new merger agreement referred to in Section 1.g.  Within 14 days after the giving of the termination notice, the
Parties shall, unless a Party has sooner provided written notice to the others of a claim against another Party arising out of a breach of the terms of this
Agreement which it wishes to preserve, execute a Mutual Release and Covenant Not to Sue (the "Release") in the form appended to this Agreement as Annex A.

4.         Other Negotiations.  Notwithstanding anything to the contrary in the
Master Transaction Agreement, any Party may, at any time prior to November 1,
2000, negotiate, execute and deliver such binding or non-binding agreements with third parties as such Party may deem appropriate for its own well-being and in its own individual best interest.  Without limiting the generality of the foregoing, each Party shall have the unfettered right to negotiate and to enter into any financing with a third party, including equity financing contingent on the termination of the Master Transaction Agreement and all transactions contemplated thereby.  If a Party does execute and deliver a binding or non-
binding agreement (including, for the avoidance of doubt, an agreed term sheet)
with a third party involving a transaction, whether the sale or purchase of assets or the issuance of debt or equity, in an amount greater than $250,000, it shall provide prompt notice thereof to the other Parties.

5.       Release.  The Parties hereby release and forever discharge each other, any third party and their respective agents, officers, directors, employees, subsidiaries, parent companies, affiliates, successors and assigns from any and all manner of actions, causes of action, suits, debts, accounts, contracts, agreements, controversies, judgments, damages, claims, liabilities, and demands of any nature which any of them have ever had or may have at the date hereof arising out of or related to any of the Amended Transaction Documents
(including, without limitation, the Master Transaction Agreement) or any of the transactions contemplated thereby.  Each Party covenants and agrees not to commence or prosecute any action or proceeding against any other Party or a third party or any of their respective agents, officers, directors, employees, subsidiaries, parent companies, affiliates, successors and assigns, based upon any act, transaction, practice or conduct of any of them that occurred prior to the date hereof arising out of or relating to any Transaction or any document or agreement, whether oral or written, relating to the Transactions.  The Parties specifically represent and warrant that they are not aware of any cause of action or claim of any kind at the date of this Agreement which could be asserted by any of them against any other Party or a third party arising out of any Transaction or any document or agreement, whether oral or written, relating to the Transactions.

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6.       Assignments.  No Party has assigned to any other person or entity any right, interest or obligation under any instrument or agreement, oral or written, constituting the Amended Transaction Documents or relating in any way to any of the transactions contemplated thereby.

7.       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any one counterpart.  Signatures appearing on pages sent by facsimile transmission shall conclusively be deemed original signatures.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above set forth.

EUROGAS, INC.                                        TETON MERGER SUBSIDIARY, INC.

By:___________________________                       By:______________________________
      Karl F. Arleth, President                                    Karl F. Arleth, President

TETON PETROLEUM COMPANY                     GOLTECH PETROLEUM, LLC

By: Teton Petroleum Company, its Manager

By:___________________________                       By:_________________________________
      H. Howard Cooper, President                          H. Howard Cooper, President

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